Exhibit 10.1

8323 Walton Parkway
New Albany, Ohio 43054
February 18, 2008
Paul C. Carbone
2270 Walhaven Court
Columbus, OH 43220
Dear Paul:
Per our discussion, this Letter Agreement will serve to specify the terms of your separation from Tween Brands, Inc. (“Tween Brands” or the “Company”) under the Separation Pay, Confidentiality & Non-Competition Agreement executed on or about July 26, 2006 between you and the Company (the “Employment Agreement”). Except as set forth below, (a) all terms and conditions of your Employment Agreement remain in force and (b) to the extent of any disagreement between this Letter Agreement and the Employment Agreement, the Employment Agreement shall control. Any capitalized word or term used but not defined in this Letter Agreement has the meaning given to it in the Employment Agreement.
1.	February 19, 2008 shall be your “Transition Date.” Between now and the Transition Date, you will continue as Senior Vice President and Chief Financial Officer of the Company; between the Transition Date and the Termination Date (as defined below) you will begin an “Advising Period,” during which time you will continue to be an employee of the Company. The pay and benefits you currently receive as Senior Vice President and Chief Financial Officer of the Company shall continue through the Termination Date.

2.	You shall cease to be an officer of the Company and any of its affiliates on the Transition Date. You will also cease acting as Principal Financial Officer and Principal Accounting Officer of the Company on the Transition Date. During the Advising Period you shall remain available on reasonable notice and at reasonable times for periodic and reasonable advisement and consulting to the Chief Executive Officer, Chief Operating Officer and other Officers of the Company.

3.	The Advising Period shall end on, and your final date of employment with the Company shall be, the Termination Date.

4.	The Termination Date shall be March 19, 2008.

5.	The termination of your employment will be treated on the Termination Date as a termination without cause under Paragraph 4 of the Employment Agreement, entitling you to the compensation set forth in Paragraph 4 of the Employment Agreement.

6.	You will be eligible to receive a bonus for the Spring 2008 Season in an amount equal to the amount you would have received had you been employed by the Company during the entire Spring 2008 Season and on the date of payment. The Spring 2008 Season bonus would be paid entirely in a cash lump sum, less withholding at the supplemental withholding rates.

7.	The Company agrees to pay you on the date this Agreement becomes irrevocable, all vacation entitlement that is currently earned but unused, in accordance with our vacation policy. In addition the company will reimburse you for any documented outstanding expenses related to travel for company business.

8.	You agree to provide all potential employers desiring a reference from the Company with a copy of the letter attached hereto. You also agree to immediately inform the Sr. Vice President, Human Resources (Michael Keane) if you accept employment or begin self-employment prior to the end of the salary continuation period, so that the appropriate deductions can be made as per the Employment Agreement.

9.	The Company agrees to pay the cost of outplacement services not to exceed $10,000.00, to be provided through Right Management (a provider approved by the Company), for up to twelve (12) months. The cost of outplacement services will be paid directly by the Company to the provider. The enhanced benefit is not reimbursable to you.

10.	The Company will provide the COBRA continuation of benefits at our costs (no cost to you) for up to a total of fifty-two (52) weeks, or the first day of eligibility of insurance with another employer, whichever is earliest.

11.	The sums of money and conditions set forth as specified in paragraphs (1), (2), (5), (6), (7), (8), (9) and (10) represent any and all termination pay, back pay, wages, vacation pay, damages (liquidated or unliquidated), benefits, attorneys’ fees, costs, interest or other monies to which you may now be entitled from the Company. In the event of your death during the severance period, the compensation and benefits you are entitled to receive under paragraphs (5), (6) and (10) will inure to the benefit of your heirs.

12.	Except for your rights under this Letter Agreement, you acquit, release and forever discharge, the Company, its affiliates, and all of their past, present and future officers, directors, agents, employees and shareholders, of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which you ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company and with respect to any other agreement, under other federal, state or local law with respect to age, race, sex, and other forms of employment discrimination, breach of contract, tort or other federal, state and local laws relating to employment and its termination.

13.	Except for its rights under this Letter Agreement, the Company acquits, releases and forever discharges you of and from all, and in all manner of, actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, which it ever had or may now have, through the date of your execution of this Letter Agreement, with respect to any aspect of your employment by, or termination of employment from, the Company.

14.	You hereby certify that you are not aware of any weakness, compliance issue or accounting issues that have not been previously disclosed to the Company’s Chief Operating Officer or the Company’s Chief Executive Officer or have been specifically identified and recognized as an issue in the Sarbanes-Oxley Section 404 process.

15.	If the terms are acceptable, you have twenty-one (21) days from the date of receipt to sign this Letter Agreement. You understand that you should discuss any concerns you may have with your lawyer before executing this Letter Agreement. By law, after you sign this Letter Agreement you have seven (7) days from that date in which you can change your mind and revoke it. To revoke this Letter Agreement, you must deliver a written revocation to the Senior Vice President — Human Resources at Tween Brands, Inc., 8323 Walton Parkway, New Albany, OH 43054 by 5:00 p.m. on or before the seventh day following the date you sign this Letter Agreement.

16.	You agree to make yourself available for testimony at any proceeding and/or consultation with the Company’s attorneys, and to cooperate fully during any investigation with respect to any pending or future litigation that involves you and/or the Company because of your past role with the Company or about which you have knowledge or information. The Company agrees to pay you in full all reasonable expenses associated therewith. As to any such requests for assistance after your severance period has ended, the Company agrees to pay you for the services it requests at an hourly rate equivalent to the rate of your 2007 base salary, plus reasonable reimbursement for your expenses. You and the Company agree that you will not be compensated by the Company in an amount exceeding your prior wage rate at the Company, plus expenses. In addition, no fee will be paid in connection with time spent testifying, but rather will be limited to time spent assisting the Company or its attorneys in connection with an investigation of pending or future litigation. The Company further agrees to indemnify and defend you in any pending or future litigation that involves you and/or the Company because of your past role with the Company or about which you have knowledge or information, to the fullest extent permitted by the laws of Delaware as they may exist from time to time.

17.	You and the Company agree that this Letter Agreement serves to fulfill any and all notice provisions in the Employment Agreement or otherwise.
Thank you for the many valuable contributions you have made to the Company and I wish you great success in the future.
Sincerely,
Kenneth T. Stevens
President and
Chief Operating Officer
Agreed to and accepted:
/s/ Paul C. Carbone
Paul C. Carbone